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                                                                    EXHIBIT 4.5b


SCHEDULE IDENTIFYING SUBSTANTIALLY IDENTICAL AGREEMENTS TO PARTICIPATION AGREEMENT CONSTITUTING EXHIBIT 4.5a HERETO

1. Participation Agreement dated as of August 24, 2000 among Keystone Genco LLC, as Owner Lessor, Reliant Energy Mid-Atlantic Power Holding, LLC, as Facility Lessee, Wilmington Trust Company, as Lessor Manager, PSEGR Keystone Generation, LLC, as Owner Participant, Bankers Trust Company, as Lease Indenture Trustee, and Bankers Trust Company, as Pass Through Trustee

2. Participation Agreement dated as of August 24, 2000 among Shawville Lessor Genco LLC, as Owner Lessor, Reliant Energy Mid-Atlantic Power Holding, LLC, as Facility Lessee, Wilmington Trust Company, as Lessor Manager, PSEGR Shawville Generation, LLC, as Owner Participant, Bankers Trust Company, as Lease Indenture Trustee, and Bankers Trust Company, as Pass Through Trustee